Exhibit 99.1
SILVERSUN TECHNOLOGIES REPORTS PROFITABLE FIRST QUARTER 2018 RESULTS
Company Posts Best First Quarter Revenue in Corporate History

EAST HANOVER, NJ  – May 14, 2018 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its first quarter results for the three months ended March 31, 2018.

Financial Highlights for Three Months Ended March 31, 2018 As Compared to Three Months Ended March 31, 2017:

•	Revenues increased to $9,310,074, rising 16.3% from $8,002,572.

•	Software sales increased 80.3% to $1,635,061 from $906,905.

•	Services revenues totaled $7,675,013, increasing 8.2% from $7,095,667.

•	Gross profit increased 16.3% to $3,940,738 as compared to $3,387,049.

•	Gross margin was 42.3% of revenue, compared to 42.3% in 2017.

•	Earnings before interest, taxes, depreciation, amortization and share-based compensation (“EBITDA”) were $284,696, decreasing 46.8% from $535,417.

•	Net income was $58,387, or $0.01 earnings per basic and diluted share, compared to net income of $153,583, or $0.03 earnings per basic and diluted share.

As of March 31, 2018, the Company had $1,807,171 in cash; $3,024,865 in accounts receivable; $262,977 in long term debt; and total stockholders' equity of $4,339,247. The Company has a $1,000,000 line of credit with a commercial lender, and the outstanding balance on that line of credit is $0.

For more details on SilverSun's first quarter results, please refer to the Company's 10-Q filed with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “This was an excellent quarter for SilverSun.  Our record first quarter revenue reflects the success of our various growth initiatives across all our platforms.  We  generated record quarterly sales of both our Sage Enterprise Management (formerly Sage X3) and Acumatica product offerings.  Our inside sales team, selling product into our installed customer base,  generated record quarterly revenue.  Our proprietary Partner Success Program (“PSP”), which encourages smaller Sage Software channel partners to contractually align their customers with our sales organization, was successful in increasing the growth of our customer base by over 25% in the first quarter alone.”

“In addition, our award-winning managed service provider generated revenue 21% higher than the first quarter of 2017.  Finally, our Mapadoc EDI solution remains the solution of choice for users of Sage 100c, Sage Enterprise Management, and Acumatica.  We are very confident about the continued upward trajectory of all our business lines.”

Meller continued, “Sales, marketing and general and administrative expenses all increased in the first quarter, as we continued to invest in the resources and infrastructure necessary to support a larger organization.  This has had a temporary negative impact on profitability, but we have taken steps to more closely align our cost structure with our growth targets, and we expect to deliver on our target operating margins in the second quarter and beyond.  All in all, we are extremely optimistic about our prospects for the balance of 2018, and look forward to continuing to deliver positive results for the benefit of all our stakeholders in the coming months and years ahead.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing strategies and solutions to meet our clients' information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the "Cloud". As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning ("ERP"), Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, we have our own development staff building software solutions for Electronic Data Interchange, time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, hosting, business continuity, cloud, e-mail and web services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Dallas, Arizona, Seattle, Greensboro, and Southern California.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.